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                      November 14, 2022

       Robert Vreeland
       Chief Financial Officer
       Clean Energy Fuels Corp.
       4675 MacArthur Court
       Suite 800
       Newport Beach, CA 92660

                                                        Re: Clean Energy Fuels
Corp.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2021
                                                            Filed February 24,
2022
                                                            File No. 001-33480

       Dear Robert Vreeland:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation